Exhibit 10.18.1
AMENDMENT TO EMPLOYMENT AGREEMENT
THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 19th day of September, 2008, by and between Continental Casualty Company, an Illinois insurance company (the “Company”) and Peter W. Wilson (“Executive”), as an amendment to that certain employment agreement between Executive and the Company dated August 24, 2006 (the “Employment Agreement”):
WITNESSETH:
WHEREAS, the parties wish to amend the Employment Agreement in certain respects to reflect the changes provided hereinbelow;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is covenanted and agreed by the Executive and the Company as follows:
1.	The following language is hereby added as Subsection 3(j) of the Employment Agreement:

“Subject to the approval of the Committee and the following conditions, Executive shall be awarded a retention bonus (the “Retention Bonus”) of $700,000, of which amount 50% shall be payable on June 30, 2009 (the “First Payment Date”) and the other 50% on June 30, 2010 (the ”Second Payment Date”). Executive shall not receive any unpaid portion of the Retention Bonus if he voluntarily terminates his employment as provided in Section 6.4 of this Agreement prior to either Payment Date, or if he is terminated for Cause by the Company as provided for in Section 6.2 of this Agreement prior to either Payment Date. If Executive’s employment is terminated by the Company Without Cause, or if he terminates his employment for Good Reason as provided for in Section 6.3 of this Agreement, then the payment dates for any unpaid portion of the Retention Bonus shall be accelerated to the date of such termination.”

2.	Section 3(f) of the Employment Agreement is hereby deleted, and the following language is hereby substituted in its place and stead as Section 3(f) of the Employment Agreement:

“For avoidance of doubt respecting awards to Executive under Section 3(b), 3(c), 3(d) and 3(e) hereof, the Committee shall retain such discretion as may be provided under the Plan to satisfy Section 162(m) of the Internal Revenue Code of 1986 (“Code”) or any successor provision. The Company will defer until the first tax year in which it reasonably anticipates, or should reasonably anticipate, that deductibility is not limited by said Section 162(m) the payment of all compensation to which Executive is entitled under this Agreement which the Company reasonably anticipates would be non-deductible under said Section 162(m) or any successor provision with respect to deductibility of executive compensation if paid in the tax year in which it would otherwise be payable. Subject to Section 162(m) of the Code and any other applicable laws or regulations as interpreted by the Company, deferred compensation may be credited to the Executive’s SES-CAP account and, if so credited, shall be subject to the terms thereof and of the Company’s SES-CPA Plan.”

3.	Section 3(h) of the Employment Agreement is hereby deleted, and the following language is hereby substituted in its place and stead as Section 3(h) of the Employment Agreement:

“Executive’s pensionable earnings under the CNA Retirement Plan, the CNA Supplemental Executive Retirement Plan (“SERP”), the Savings & Capital Accumulation Plan (“S-CAP”) and the CNA Supplemental Savings & Capital Accumulation Plan (“SES-CAP”) will be calculated and payable as specified in the respective plan documents, as amended from time to time, and also subject to the requirements of any other applicable laws or regulations as interpreted by the Company. Any deferral elections available to Executive with respect to such pensionable earnings shall be made prior to the beginning of the year in which any amounts subject to such elections are earned.”

4.	The following language is hereby added to the Employment Agreement as new Section 6.8:

“Any term or provision of this Section 6 or elsewhere in the Agreement to the contrary notwithstanding, the following provisions shall apply to any payments to be made to Executive pursuant to Section 6.1 on termination by reason of Permanent Disability, Section 6.3, or Section 6.5(a) (collectively the “Payments”):

(a) Each Payment to be made on a separate date shall be treated as a separate Payment for purposes of §409A of the Code.

(b)   The aggregate amount of all Payments, if any, payable after March 15 of the year following the year that includes the date of such involuntary termination (the “Termination Date”) but before the date that is six months after the Termination Date (increased by any other amounts of taxable compensation paid to the Executive during such period that would not have been paid but for such termination) shall not exceed two times the lesser of (i) Executive’s Base Compensation on the last day of the year immediately prior to the year that includes the Termination Date or (ii) the limit in effect under §401(a)(17) of the Code during the year that includes the Termination Date, as determined by the Company. Notwithstanding the foregoing, the limits of this subparagraph (b) (and subparagraph (c) below) shall not apply if on the Termination Date the Executive is not a “specified employee” as defined in §409A of the Code. The determination of whether the Executive is a specified employee shall be made in accordance with the procedures specified in the CNA Supplemental Employees’ Retirement Plan.

(c)   To the extent the Payments payable during the period described in subparagraph (b) above would otherwise exceed the limit of subparagraph (b), such Payments shall be reduced to the extent necessary to satisfy the requirement of subparagraph (b) as determined by the Company, and the amount by which the Payments are reduced will be paid to Executive in a lump sum, without interest, on the first business day that is six months after the Termination Date as determined by the Company. However, if Executive dies during such period, the limits of subparagraph (b) shall not apply to Payments to the Executive’s beneficiaries or estate.”

5. Section 1 of the Employment Agreement is hereby deleted and the following is substituted in its place and stead as Section 1 of the Employment Agreement:
“Employment Term. The Company and Executive agree that the Company shall continue to employ Executive to perform the duties of an Executive Vice President of the

CNA Insurance Companies for the period commencing on September 1, 2006 (“Effective Date”) and ending on December 31, 2011 or such earlier date as of which Executive’s employment is terminated in accordance with Section 6 hereof (said period the “Term”). The covenants set forth in Sections 7 through 14 shall survive the employment term of this Agreement.”

6.	The first sentence of Section 3(a) of the Employment Agreement is hereby deleted, and the following is substituted in its place and stead as the first sentence of said Section 3(a):

“During the Term, the Company shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary of $650,000.00 for the portion of the Term from September 1, 2006 through December 31, 2009, and $700,000 for the portion of the Term from January 1, 2010 through December 31, 2011 (said amounts the “Base Compensation”).”

7.	Section 6.3(a) of the Employment Agreement is hereby deleted and the following is substituted in its place and stead as Section 6.3(a) of the Employment Agreement:

“The Company shall pay to Executive severance consisting of the sum of: (i) two times the Executive’s Base Compensation; and (ii) two times Executive’s Bonus at target in effect at time of termination. The severance shall be paid in a lump-sum within 30 days following termination The Company shall also pay the Executive (i) within 30 days of his termination, his unpaid Base Compensation prorated to the date of termination; (ii) at the time of the scheduled March payout date, current year’s prorated Bonus, if any, based upon actual performance results at the time of said scheduled March payout date as determined by the Committee and (iii) within 30 days of his termination, unpaid cash entitlements, if any, earned accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.3(a)(iii) shall not include any unpaid long-term incentive cash award or other award under the Plan). Executive agrees to be bound by the covenants set forth herein prior to, as of and subsequent to the termination date. In addition, Executive shall continue to participate, at the active employee rates, in such health benefits plans in which he is enrolled throughout the term of the payments set forth in this Section 6.3(a), up to a maximum of 24 months, with said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled. To the extent such health benefit coverage extends beyond the aforesaid period of COBRA coverage, the difference between the premium paid by Executive for participation in such health benefit plans and the premium that would be payable by an employee receiving COBRA coverage shall constitute taxable income to Executive, and deferred compensation, subject to Section 409A of the Code, and Executive shall not receive any payment or other benefit in lieu of such coverage. Other than as set forth in this Section 6.3 (a), the Company shall have no further obligations to Executive under this Agreement in the event of a termination of Executive’s employment by the Company Without Cause or any termination of Executive’s employment by Executive.”

8.	Section 6.5(a) of the Employment Agreement is hereby deleted and the following is substituted in its place and stead as Section 6.5(a) of the Employment Agreement:

“If the Company has not made an offer to Executive by to extend his employment with the Company under a compensation structure substantially similar to the one provided for in this Agreement and if no such written extension agreement has been entered into by November 30, 2011, Executive’s employment shall terminate on January 1, 2012. Upon the termination of Executive’s employment pursuant to this section, the Company shall pay Executive severance consisting of: (i) one times the Executive’s Base Compensation; and (ii) one times Executive’s Bonus at target in effect at time of termination. The severance shall be paid in a lump-sum within 30 days following termination The Company shall also pay the Executive within 30 days of termination: (i) his unpaid base salary prorated to the date of termination; (ii) unpaid cash entitlements, if any, earned accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination (which unpaid cash entitlements under this Section 6.5 (a) shall not include any unpaid Bonus or any unpaid long-term incentive cash award or other award under the Plan). In the event of termination of employment as described in any portion of this Section 6.5, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 14 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. In addition, Executive shall continue to participate, at the active employee rates, in such health benefits plans in which he is enrolled throughout the term of the payments set forth in this Section 6.5 (a), up to a maximum of 12 months, with said period of participation to run concurrently with any period of COBRA coverage to which Executive may be entitled. To the extent such health benefit coverage extends beyond the aforesaid period of COBRA coverage, the difference between the premium paid by Executive for participation in such health benefit plans and the premium that would be payable by an employee receiving COBRA coverage shall constitute taxable income to Executive, and deferred compensation, subject to Section 409A of the Code, and Executive shall not receive any payment or other benefit in lieu of such coverage. Other than as set forth in this Section 6.5 (a), the Company shall have no further obligations to Executive under this Agreement in the event of a termination of Executive’s employment by the Company “Failure to Extend Agreement” or any termination of Executive’s employment by Executive.”

9.	Except as otherwise expressly provided in this Amendment, all terms and provisions of the Employment Agreement remain in full force and effect.
IN WITNESS WHEREOF, the parties have entered into this Amendment effective as of the date set forth hereinabove.

CONTINENTAL CASUALTY COMPANY

By:	/s/ Thomas Pontarelli

Thomas Pontarelli

Title: Executive Vice President and Chief Administration Officer

Peter W. Wilson

/s/ Peter W. Wilson

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